Exhibit 99.1

Gunst to Retire as Chief Financial Officer of DeVry

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--June 9, 2011--DeVry Inc. (NYSE:DV), a global provider of educational services, announced today that Richard M. Gunst intends to retire as chief financial officer of DeVry. Gunst will continue in his role as long as necessary to ensure a smooth transition of duties while DeVry conducts an internal and external search for his successor.

“Rick has been an outstanding CFO. Since joining our organization in 2006, he has lived DeVry’s values every day, and produced a long list of accomplishments that have served our organization, students, employees, and shareholders well,” said Daniel Hamburger, president and chief executive officer of DeVry. “By ensuring that we have the financial resources to invest in academic quality and student services, Rick has helped to position our organization for sustainable long-term growth. We wish him well and thank him for his strong leadership and dedication to our purpose.”

“I want to thank all of my colleagues, and especially those within the finance team, for their unwavering commitment during the past five years,” said Gunst. “Each day, our institutions help tens of thousands of students reach their educational and career goals. It has been an honor to serve these students and to help the organization meet our long-term goals. It is not an easy decision to retire, but I have always aspired to retire at a relatively young age in order to spend more time with my family, enjoy life, and give back to the community.”

The search for a new chief financial officer is being conducted by Russell Reynolds Associates. For more information, contact Jeremy Rickman at 312.993.0704 or jeremy.rickman@russellreynolds.com.

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology. DeVry’s institutions serve students in secondary through postsecondary education and professionals in accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates, (630) 353-3800
jbates@devry.com
or
Media Contact:
Larry Larsen, (312) 895-4717
llarsen@sardverb.com